EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 333-151027) pertaining to the American Capital Agency Corp. Equity Incentive Plan for Independent Directors and (ii) the Registration Statement (Form S-3 No. 333-166199) and related Prospectus pertaining to the American Capital Agency Corp. Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan of our reports dated February 24, 2010, with respect to the consolidated financial statements of American Capital Agency Corp., and the effectiveness of internal control over financial reporting of American Capital Agency Corp., included in this Form 10-K/A.

/s/ Ernst & Young LLP

McLean, Virginia

July 8, 2010